Exhibit 10.2

MASTER SOFTWARE SOURCE CODE TRANSFER AGREEMENT

(this “Agreement”)

This Agreement is made as of the 8th April, 2026.

AMONG

NVTH LIMITED, a company incorporated in the British Virgin Islands (the “BVI”) with company number 1539724 and whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II Road Town, Tortola, VG1110, BVI, British Virgin Islands (the “Vendor”);

NVTHK Limited, a company registered in Hong Kong with registered number 72956219 and registered address at 29/F, Chinachem Leighton Plaza, 29 Leighton Road, Causeway Bay, Hong Kong (“NVT”); and

Republic Power Group Limited, a company registered in Cayman Islands with registered address at 5008 Ang Mo Kio Ave 5, #04-09 Techplace II, Singapore 569874 (the “Purchaser” or “Customer”).

WHEREAS

(A)	Pursuant to a sale and purchase agreement dated 8 April 2026 between the Vendor and the Purchaser (the “SPA”), the Vendor agreed to sell and the Purchaser agreed to purchase 10% of the issued share capital of NVC Partners Limited. Under the SPA, the Vendor agreed to procure that its designated affiliate, being NVT, shall provide certain technology services to the Purchaser on the terms set out herein.

(B)	NVT, together with its affiliates have developed software and technical solutions in relation to digital assets or have the ability to provide any technology services related to digital assets, whether by self-development or by outsourcing the development to a third party, including but not limited to RWA Tokenization System, and other software and/or related services.

(C)	The Customer and its Affiliates is desirous to procure the digital asset related software and services provided by NVT.

THE PARTIES HEREBY AGREE as follows:

1.	Definitions and Interpretation

1.1.	Unless the context otherwise requires, the following expressions shall have the meanings set out below:

“Annexures” means the Annexures under this Agreement agreed by the Parties from time to time.

“Agreement” means this Master Agreement as may be varied or amended from time to time in accordance with this Agreement, including all of its accompanying schedules, exhibits and Annexures executed by the Parties.

“Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with a Party; and “control” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of another entity, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule, or other binding restriction of or by any state, municipal, local, territorial, or other governmental department, regulatory authority, judicial, or administrative body (whether domestic, international, or foreign), as amended from time to time applicable to this Agreement and the Services.

“Authorized Representatives” means, in respect of a Party, its and its Affiliates’ directors, officers, employees, agents, and professional advisors (including legal, financial, and accounting advisors) who have a need to know the Confidential Information for the purposes of this Agreement.

“Confidential Information” means all information which relates to the Disclosing Party’s and its Affiliates’ business, including any information of a confidential nature relating to the products, operations, processes, trade secrets, plans, intentions, strategies, product information, market opportunities, Digital Assets or business affairs of the Disclosing Party and its Affiliates, but shall not include information which is: (a) already known to the Receiving Party at the time of disclosure; (b) received from a third party who is not bound by an obligation to keep it confidential; (c) through no fault of the Receiving Party becomes public knowledge; or (d) independently internally developed by the Receiving Party without reference to the Confidential Information.

“Core Engine” means the foundational software architecture, reusable logic modules, libraries, and frameworks developed by NVT that form the functional basis of the Software and are intended for use across multiple client implementations.

“Customer Derivative Works” means any modifications, enhancements, adaptations, or derivative works of the Source Code created solely and independently by the Customer or its Affiliates after delivery of the Source Code by NVT, without any contribution from NVT.

“Digital Assets” means the blockchain-based tokens or any digital assets the Customer made available or intended to be made available to its end client.

“Disclosing Party” means the Party, including any of its Authorized Representatives, who discloses its Confidential Information to the other Party.

“Dispute” means any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding the existence, validity or termination of this Agreement.

“Documentation” means all standard materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of the Software and Source Code and is provided by NVT to the Customer.

“Effective Date” means the date of this Agreement as set out at the beginning of this Agreement.

“Fees” means the total fees for the Source Code Transfer and Services as set out in this Agreement and in Annexure A.

“Intellectual Property Rights” means patents, registered designs, trademarks and service marks (whether registered or not), copyright, database right, design right, moral right and other property rights in other jurisdictions that grant similar rights as the foregoing, including those subsisting in inventions, drawings, performances, software, semiconductor topographies, business names, goodwill and the style of presentation of goods and services and in applications for the protection of any of the foregoing and all rights in the nature of any of the foregoing anywhere in the world.

“NVT IP” means: (a) the Software and Source Code as delivered by NVT to the Customer; (b) any deliverables that NVT is required to deliver as expressly listed in each of the Annexures; (c) any other software or materials owned, developed or created by NVT (including NVT Affiliates or by any party on behalf of NVT) in the performance of the Services; (d) any software owned, developed or created by a third party which is licensed to NVT for the purpose of providing the Services to the Customer; and (e) any modifications to any of the above made by or on behalf of NVT.

“Receiving Party” means the Party, including its Authorized Representatives, who receives Confidential Information from the other Party.

“Professional Investor” has the meaning ascribed to it under the Securities and Futures Ordinance (Cap. 571) of Hong Kong, being an investor who meets the applicable financial threshold or professional criteria as defined therein.

“Reservoir Marketplace” means the over-the-counter secondary trading marketplace software for tokenized RWA assets issued through the RWA Tokenization System, operating as an independent protocol accessible via the Distributor End and Investor End of the RWA Tokenization System, as further described in Annexure A.

“RWA Tokenization System” means the real-world asset tokenization platform software, forming part of the Software, as further described in Annexure A.

“Services” means each of the maintenance, support services and/or other services, all as specified in the relevant Annexure.

“Software” means the RWA Tokenization System and the Reservoir Marketplace, together with all related components transferred by NVT to the Customer under this Agreement and as specified in Annexure A.

“Source Code” means the complete source code of the Software, including front-end, back-end, database scripts, smart contracts, and scripts related to development, testing, and deployment.

1.2.	In this Agreement, unless the context requires otherwise, a reference to: (a) a Clause or Schedule is a reference to a Clause of, and Schedule to, this Agreement; (b) a paragraph is a reference to a paragraph of the Schedule referred to or, if no Schedule is referred to, a paragraph of the Schedule in which the reference itself appears; (c) a statutory provision includes a reference to that statutory provision as modified or re-enacted from time to time and any subordinate legislation made under that statutory provision; (d) the singular includes the plural, and vice versa; (e) one gender includes the other gender and the neuter; (f) the headings are for reference only and shall not affect the interpretation of this Agreement; (g) references to either Party shall include references to any permitted successor in title or assignee of such party; (h) “include” and “including” shall be interpreted without limitation; (i) general words shall not be given a restrictive meaning because they are preceded or followed by specific examples; (j) a “person” includes any individual, corporation, partnership, firm, joint venture, trust, government or governmental body, authority, agency or unincorporated organization or association of persons; and (k) a “day”, “month” and “year” means a calendar day, a calendar month and a calendar year, respectively.

1.3.	In the event of conflict between the terms of this Agreement and the terms of an Annexure, the Annexure shall prevail.

2.	Source Code Transfer

2.1.	Transfer of Source Code. Subject to the full payment of the Fees, NVT hereby irrevocably assigns, transfers and conveys to the Customer and its Affiliates all of NVT’s right, title, and interest in and to the specific copy of the Source Code delivered pursuant to this Agreement, including the right to: (a) install, access, and use the Software for any business purpose; (b) copy, possess, modify, and develop derivative works based on the Source Code for the purpose of maintaining, optimizing, and further developing the Customer’s digital asset platform; and (c) sublicense or transfer the Source Code and any rights therein to the Customer’s Affiliates.

[*redacted*].

2.2.	Scope of Transfer. [*redacted*].

2.3.	License to Core Engine. To the extent that the Core Engine is embedded in or necessary for the operation of the Source Code, NVT hereby grants to the Customer and its Affiliates a royalty-free, perpetual, irrevocable, non-exclusive, world-wide license to use, copy, modify, and exploit the Core Engine solely as incorporated in or required to operate the Source Code and any Customer Derivative Works. This license shall survive the termination or expiry of this Agreement.

2.4.	Services. NVT agrees to provide the Services, including technical training and one (1) year of technical guidance and defect repair without any extra charge, starting from the date of delivery and acceptance of the RWA Tokenization System Source Code as specified in Annexure A.

3.	Restrictions

Customer will not, nor will it authorize or assist others to:

(a)	distribute, sell, lease, or sublicense the Source Code or Software to any third party (excluding Affiliates) without NVT’s prior written consent;

(b)	use the Source Code to build a competing software product for commercial resale as a standalone software vendor (SaaS or otherwise);

(c)	interfere or attempt to interfere with the integrity or proper working of the Service;

(d)	use the Service in any unlawful manner or in breach of this Agreement; or

(e)	use NVT’s name, logo or trademarks without prior written consent.

4.	Intellectual Property Rights

4.1.	Transferred Source Code. Upon delivery of the Source Code and full payment of the fees, the Customer shall own the specific copy of the Source Code delivered by NVT, as set out in Clause 2.1. All Intellectual Property Rights in Customer Derivative Works shall vest in and be owned solely by the Customer from the moment of their creation. The Customer acknowledges that the Source Code, prior to delivery, constitutes a valuable trade secret of NVT, and any unauthorized disclosure to third parties will cause irreparable harm to NVT.

4.2.	NVT IP. [*redacted*].

5.	Customer Data and Logo

5.1.	While using the Software or the Service, Customer may provide, upload, import, transmit, post, or make accessible to NVT and/or NVT’s affiliates or service providers certain data, including but not limited to any blockchain transactions data, wallet data or any financial data. Customer hereby grants NVT a royalty-free, revocable, non-exclusive and non-sublicensable license to use, process, and store the data in order to (i) provide the Service to Customer; (ii) administer and make improvements to the Service; and (iii) collect and analyze anonymous information. Customer acknowledges that the Service does not operate as an archive or file storage service. Customer is solely responsible for the backup of such data and the Customer alone can implement backup plans and safeguards appropriate for its requirements. “Data” means raw data provided by Customer and/or its representative or on their behalf to NVT for the purpose of and in connection with using the Service.

5.2.	During the term of this Agreement, NVT may use the Customer’s brand name, trademark, logo and any other related property in any medium of advertising, marketing materials and/or promotional goods in conjunction with the Service upon the prior written consent of the Customer.

6.	The Parties’ Obligations

6.1.	Licenses/Permissions. The Customer acknowledges and agrees that it shall have the sole obligation and responsibility to obtain a license and/or approval from any regulator or authority under the Applicable Laws for the purpose of making Digital Asset products available to its end clients. During the term of this Agreement, the Customer shall maintain the validity of its license and approval from the relevant regulator or authority. In the circumstances that the Customer offers any Digital Asset products without license and/or approval from a relevant regulator and/or authority, the Customer shall be liable to NVT for all direct damages and losses arising therefrom.

7.	Payment

7.1.	Fees. In consideration of the Technology Services to be provided by NVT hereunder, the Customer shall pay a total fee of United States Dollars Two Million Eight Hundred Thousand (US$2,800,000) (the “Fee”), which forms part of the aggregate Consideration payable under the SPA. The Fee shall be due and payable in accordance with the payment terms and conditions stipulated in the SPA, and for the avoidance of doubt, the obligation to pay the Fee shall not be conditional upon, nor determined by reference to, the delivery, completion, or acceptance of any Technology Services under this Agreement.

8.	Representations & Warranties

8.1.	Representations. Each Party warrants that: (a) it has the power and authority, and has taken all corporate action required, to enter into and fully perform this Agreement, and its entry into and performance of this Agreement do not and will not violate any agreement to which it is bound; and (b) it will comply with all applicable laws, rules, regulations, and ordinances in its performance of this Agreement.

8.2.	Customer’s Representations. Notwithstanding Clause 6.1 and 8.1 above, the Customer further represents and warrants and shall ensure that its digital assets activities comply with all applicable laws and regulations, including but not limited to acquiring and maintaining all necessary licenses and/or approvals from any regulator or authority to provide digital asset related services to its clients, anti-money laundering, and counter-terrorist financing laws and regulations.

8.3.	NVT’s Warranty. NVT warrants, represents and undertakes that:

(a)	the Software will materially conform to the specifications in Annexure A. NVT commits to repairing system defects caused by NVT for a period of one (1) year from the date of delivery and acceptance of the RWA Tokenization System Source Code (the “Warranty Period”);

(b)	it has the right to transfer to the Customer the ownership and rights set out in this Agreement;

(c)	the Services will be performed diligently, with all reasonable skill and care, in a professional manner at least to industry standards by appropriately trained and experienced personnel;

(d)	it will co-operate fully with the Customer, its Affiliates, its agents and subcontractors;

(e)	it owns and is able to provide good title to the Customer to the Software and Source Code which it supplies pursuant to this Agreement;

(f)	where the deliverables include any embedded software, and/or where and to the extent that any Intellectual Property Rights subsist in the deliverables, NVT has obtained all necessary approvals, rights, titles and licenses to transfer the deliverables to the Customer for the Customer’s own use, and/or to permit third parties to use each copy of such embedded software and to make such other copies as are reasonably necessary to support their intended use. The foregoing explicitly includes any open-source software or other third party software components integrated into or provided with the deliverables. NVT further guarantees that it has fulfilled and continuously fulfils any applicable obligations related to open source software or other third party software components integrated into or provided with the deliverables;

(g)	it will achieve the Service Levels (if any);

(h)	during the Warranty Period, the Software will conform in all material respects to the Specification and be free from defects;

(i)	during the Warranty Period, the Software shall be fit for the intended purpose; and

(j)	the Software, Source Code and the media on which the Software is delivered are free from defects, viruses and other malicious code.

8.4.	Compliance Warranty. NVT represents and warrants that, as of the Effective Date, its current business operations, revenue, system solutions, business cases, products, and code do not violate relevant laws and regulatory regulations in Hong Kong and Mainland China. In the event of any violations or illegal issues that negatively impact the Customer, NVT will be held legally responsible and liable for economic compensation and shall fully indemnify the Customer for such breach. NVT shall not be liable for any subsequent changes in law or regulatory interpretations in jurisdictions where it does not maintain a physical business presence.

8.5.	Remedy for Breach of Warranties. If any Services are not in accordance with, or if NVT otherwise fails to fulfil its obligations under, this Agreement, the Customer may without liability at any time and without prejudice to its other rights or remedies: (i) by written notice require NVT to re-perform the Services as soon as reasonably practicable at no cost or liability to the Customer; and/or (ii) terminate the Agreement; and/or (iii) refuse to accept any further performance of the Services.

9.	Limitation of Liability

9.1.	NOT USED.

9.2.	Aggregate Liability. Subject to Clause 9.4, the aggregate liability of NVT to the Customer in respect of all causes of action arising under or in connection with this Agreement and the applicable Annexure, whether arising in contract, tort (including negligence), misrepresentation, breach of statutory duty, or otherwise, shall in no circumstances exceed the total Fees actually paid by the Customer to NVT under this Agreement. This aggregate cap applies to all claims including, without limitation, any breach of Clause 3 (Restrictions), Clause 4 (Intellectual Property Rights), or Clause 11 (Confidentiality).

The aggregate liability of the Customer to NVT in respect of all causes of action arising under or in connection with this Agreement shall in no circumstances exceed the total Fees paid or payable by the Customer under this Agreement.

9.3.	Limitation on Loss. Subject to Clause 9.4, neither Party shall be liable to the other Party for any indirect or consequential loss or damages, loss of profits, loss of revenue, loss of goodwill, loss of anticipated savings, or loss or damage (including corruption) to data, arising out of or in connection with this Agreement, whether arising from negligence, tort (including negligence), misrepresentation (other than fraudulent misrepresentation), breach of statutory duty, breach of contract, or otherwise. For the avoidance of doubt, the limitation in this Clause 9.3 applies to NVT’s liability in all circumstances, including any breach of Clause 11 (Confidentiality) or Clause 4 (Intellectual Property Rights), and NVT’s total liability in all such cases remains subject to the aggregate cap in Clause 9.2.

9.4.	Exceptions. Nothing in this Agreement shall limit or exclude either Party’s liability for: (a) fraud or fraudulent misrepresentation; or (b) any other liability that cannot be excluded or limited by Applicable Law.

9.5.	Force Majeure. Neither Party shall be deemed to be in default of any provision of this Agreement or be liable to the other Party or to any third party for any delay or failure in performance or interruption of performance resulting from a cause beyond that Party’s reasonable control and without the fault or negligence of that Party for such delay or failure including, without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication failures, power failures, network outage, hacking activities, earthquakes or other disasters (“Force Majeure Event”).

9.6.	Allocation of Liability. (a) NVT’s liability for any loss arising from software defects (Bugs) is strictly limited to the repair obligations set forth in Clause 8.3 and the aggregate liability cap in Clause 9.2. (b) In no event shall NVT be liable for any losses, including but not limited to loss of Digital Assets or financial loss, resulting from the Customer’s operational errors, negligence, loss of Keys, or failure to follow the Documentation. This Clause 9.6 shall not restrict the Customer’s right to reimbursement of pre-paid fees under Clause 8.5 where NVT has failed to perform its service obligations.

10.	Term and Termination

10.1.	Term. This Agreement is effective from the Effective Date. The ownership of the Source Code transferred under Clause 2.1, and the license to the Core Engine granted under Clause 2.3, are each perpetual and irrevocable. The term for Technical Guidance and Defect Repair Services shall be one (1) year from the date of delivery and acceptance of the RWA Tokenization System Source Code as specified in Annexure A.

10.2.	Termination for Breach. Either party may terminate this Agreement at any time by giving written notice to the other party, if the other party is in breach or default of any material provision of this Agreement, and, if curable, fails to cure the breach or default within thirty (30) days after being given written notice specifying details of the breach or default and requiring the same to be remedied.

10.3.	Termination for Cause. Either party may terminate this Agreement immediately if the following event occurs:

(a)	A party is listed on any sanction list under any of the authorities of the United Nations, China, the United Kingdom, Singapore, Hong Kong SAR and/or the Financial Action Task Force (FATF);

(b)	A party is subject to any criminal liability under any Applicable Laws;

(c)	In the case of the Customer who breaches Clause 6.1 above; or

(d)	A party is making application or is subject to an application of any winding up or liquidation procedures, or there is an order against the party for the appointment of a liquidator, receiver, administrator, trustee or similar officer.

10.4.	Consequence of Termination.

(a)	Upon termination of this Agreement for any reason, the Customer shall: (i) pay all Fees due and payable prior to the date of termination immediately; and (ii) return to NVT any and all of NVT’s Confidential Information then in its possession (other than the Source Code and Documentation to which the Customer retains rights under Clause 10.4(b)).

(b)	Notwithstanding the termination or expiry of this Agreement for any reason:

(i)	where termination is not caused by the Customer’s material breach, the Customer shall retain all ownership rights in the Source Code transferred under Clause 2.1 and all Customer Derivative Works, and the license to the Core Engine under Clause 2.3 shall continue in full force and effect; and

(ii)	where termination is caused by the Customer’s material breach, the Customer shall immediately cease all use of the Source Code and Software and return or destroy all copies thereof, and the license to the Core Engine under Clause 2.3 shall terminate.

10.5.	Survival. All provisions of this Agreement which may reasonably be interpreted or construed as surviving the expiration or termination of this Agreement shall so survive, including but not limited to Clause 1, 2, 3, 4, 5, 6, 7, 9, 10, 11, 12 and 13. For the avoidance of doubt, Clause 2 (Source Code Transfer) shall survive termination of this Agreement, and the Customer’s ownership of the Source Code and Customer Derivative Works, and the license to the Core Engine under Clause 2.3, shall remain in full force and effect following any termination not caused by the Customer’s material breach.

11.	Confidentiality

Each Party may have access to certain non-public information of the other Party, in any form or media, including without limitation trade secrets and other information related to the Services, software, technology, data, know-how, or business of the other Party, and any other information that a reasonable person should have reason to believe is proprietary, confidential, or competitively sensitive (the “Confidential Information”). The Documentation shall be considered as Confidential Information hereunder. Each Party shall take reasonable measures, at least as protective as those taken to protect its own confidential information, but in no event less than reasonable care, to protect the other Party’s Confidential Information from disclosure to a third party. The receiving party’s obligations under this Clause, with respect to any Confidential Information of the disclosing party, shall not apply to and/or shall terminate if such information: (a) was already lawfully known to the receiving party at the time of disclosure by the disclosing party; (b) was disclosed to the receiving party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the receiving party has become, generally available to the public; (d) was independently developed by the receiving party without access to, or use of, the disclosing party’s Confidential Information; or (e) is disclosed to any enforcement agency in any competent jurisdiction under the Applicable Law.

12.	Governing Law and Jurisdiction

12.1.	Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the HKIAC under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

12.2.	Injunctive Relief. Notwithstanding Clause 12.1, either Party may apply to the Hong Kong courts, or any other court of competent jurisdiction, for injunctive relief or other interim or conservatory measures necessary to prevent or restrain an actual or threatened breach of this Agreement, pending the constitution of an arbitral tribunal or pending any arbitral award. The seeking of such relief shall not be deemed a waiver of the obligation to arbitrate.

13.	Miscellaneous

13.1.	Entire Agreement. This Agreement, together with Annexures, represents the complete agreement concerning the subject matter hereof, and supersedes any prior or contemporaneous agreements between the parties with respect to the subject of this Agreement. The Agreement may be amended only by a written agreement executed by both Parties. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, then such provision shall be deemed modified or excluded to the extent necessary so that it is no longer invalid, in violation of law or unenforceable and all remaining provisions shall continue in full force and effect.

13.2.	No Waiver. A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents a further exercise of the right or remedy or the exercise of another right or remedy.

13.3.	No Agency or Partnership. No provision of this Agreement creates a partnership or joint venture between the Parties or makes a Party the agent of another Party for any purpose. Neither NVT nor Customer has any authority to bind, to contract in the name of or to create a liability for such other Party in any way or for any purpose.

13.4.	Notice. Any notice required to be given under this Agreement shall be in writing and shall be delivered personally or sent by pre-paid first-class post or recorded delivery or by commercial courier, or by email, to the relevant Party at the address set out below:

(a)	The Customer: ziyang@republicpower.net

(b)	NVT: jay.zhao@newvisiongp.com

or as otherwise specified by the relevant Party by notice in writing to the other Party. Any notice shall be deemed to have been duly received: (a) if delivered personally or by email, when left at the address or email address referred to in this clause (provided that, in the case of email, no automated delivery failure notification is received by the sender); (b) if sent by pre-paid first-class post or recorded delivery, on the second Business Day after posting; or (c) if delivered by commercial courier, on the date and at the time that the courier’s delivery receipt is signed.

13.5.	Assignment. Neither Party shall without the prior written consent of the other Party (such consent not to be unreasonably conditioned, withheld or delayed) assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, or purport to do any of the same, nor subcontract any or all of its obligations under this Agreement; provided that either Party may assign this Agreement without consent to an Affiliate or in connection with a merger, acquisition, or sale of all or substantially all of its assets.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

NVTH LIMITED:

Signature:	/s/ Zhao Jiangong
Name:	Zhao Jiangong
Title:	Director

NVTHK LIMITED:

Signature:	/s/ Zhao Jiangong
Name:	Zhao Jiangong
Title:	Director

REPUBLIC POWER GROUP LIMITED:

Signature:	/s/ Ziyang Long
Name:	Ziyang Long
Title:	Director